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                                                                   EXHIBIT 99.3



                    VASCO DATA SECURITY INTERNATIONAL, INC.
                 OFFER TO EXCHANGE SHARES, OPTIONS AND WARRANTS
                                      FOR
                                  VASCO CORP.
                          SHARES, OPTIONS AND WARRANTS
                    (AND ASSOCIATED CORPORATE MATTER CLAIMS)


To Brokers, Dealers, Commercial Banks,
     Trust Companies and Nominees:

     We are enclosing herewith the material listed below pursuant to the Offer to Exchange Shares, Options and Warrants (the "Exchange Offer") by VASCO Data Security International, Inc., a Delaware corporation ("New VASCO") and a wholly owned subsidiary of VASCO CORP., a Delaware Corporation ("Current VASCO"). The Exchange Offer includes an offer by New VASCO to exchange, on a one-for-one basis, shares of its Common Stock ("New VASCO Common Stock") for shares of Common Stock of Current VASCO ("Current VASCO Common Stock") and the release, by each exchanging holder, of all "Associated Corporate Matter Claims"
(as defined in the Exchange Offer), upon the terms and subject to the conditions set forth in the Exchange Offer and in the related Letter of Transmittal and Release (which together constitute the "Offer"). The Offer will remain open until 5:00 P.M., Chicago, Illinois time, on ______________, 1997, unless the Offer is extended.


     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least 80% of all shares of Current VASCO Common Stock outstanding.


     We have been engaged by New VASCO as Exchange Agent with respect to the Offer. We are asking you to contact your clients for whom you hold Current VASCO Common Stock registered in your name (or in the name of your nominee)or who hold Current VASCO Common Stock registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Current VASCO Common Stock pursuant to the Offer. New VASCO will, however, upon request reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed material to your clients.
New VASCO will pay all transfer taxes on the exchange of Current VASCO Common Stock pursuant to the Offer, except as set forth in Instruction 5 of the Letter of Transmittal and Release.

     For your information and for forwarding to your clients, we are enclosing the following documents:

     (1) New VASCO's Prospectus dated ___________, 1997 (the "Prospectus");


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     (2) Letter of Transmittal and Release to be used by holders of Current
VASCO Common Stock to exchange Current VASCO Common Stock and release all Associated Corporate Matter Claims;

     (3) Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Current VASCO Common Stock are not immediately available or if time will not permit all required documents to reach the Exchange Agent prior to the expiration of the Offer;

     (4) Letter to shareholders of Current VASCO from the Chairman, President and Chief Executive Officer of Current VASCO;

     (5) Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number; and

     (6) Return envelope addressed to: Illinois Stock Transfer Company, 223 West Jackson Boulevard, Suite 1210, Chicago, Illinois 60606.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., CHICAGO, ILLINOIS TIME, ON _________, 1997, UNLESS THE OFFER IS EXTENDED.

     If holders of Current VASCO Common Stock with to tender their Common Stock, but it is impractical for them to forward their certificates or if time will not permit all required documents to reach the Exchange Agent prior to the expiration date of the Offer, such Current VASCO Common Stock may be tendered pursuant to the guaranteed delivery procedure set for under the caption "THE EXCHANGE OFFER - Guaranteed Delivery Procedure for Current VASCO Shares" in the Prospectus.

     Your solicitation of tenders of Current VASCO Common Stock will constitute your representation to New VASCO that (i) in connection with such solicitation, you have complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder;
(ii) if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making solicitations; and (iii) in soliciting tenders of Current VASCO Common Stock, you have not used any soliciting materials other than those furnished by New VASCO.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of holders of Current VASCO Common Stock residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.




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     Additional copies of the enclosed material may be obtained from the undersigned at (312) 427-2953. Any questions you may have with respect to the Offer should also be directed to the undersigned.

                                             Very truly yours,




















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